Exhibit 99.1

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, IL 60062

NEWS

For Immediate Release

Nanosphere Announces Preliminary Second Quarter 2012 Results

NORTHBROOK, Ill., July 16, 2012 – Nanosphere, Inc. (NASDAQ: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today announced preliminary results for the second quarter ended June 30, 2012.

Revenues for the second quarter 2012 were $1.3 million as compared to $0.5 million for the same period in 2011. Growth in second quarter 2012 revenue was primarily attributable to new customer placements. Customer placements for the second quarter 2012 were 25 bringing the cumulative placements to 166.

Cash and equivalents at June 30, 2012 were $23.7 million as compared to $39.3 million at December 31, 2011.

“Customer response to our gram-positive blood culture test that was cleared by the FDA at the very end of the second quarter has been encouraging,” commented William Moffitt, Nanosphere’s president and chief executive officer. “This is the first and only test that identifies bacteria and antimicrobial resistance genes from positive blood culture bottles within two and a half hours, as compared with up to two to three days using traditional culture methods. We expect this test will serve as a catalyst for accelerating placements and revenue growth in the coming quarters.”

The second quarter preliminary results contained in this press release are pending completion of Nanosphere’s quarterly report on Form 10-Q for the quarter ended June 30, 2012 and accordingly are subject to change. Nanosphere will release final second quarter 2012 financial results concurrent with the filing of its quarterly report on Form 10-Q and host a conference call to review these results in August.

About Nanosphere, Inc.

Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for detection of life threatening infections and cardiovascular diseases. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Investors:

Nanosphere, Inc.

Roger Moody, 847-400-9021

Chief Financial Officer

rmoody@nanosphere.us

or

Media

The Torrenzano Group

Ed Orgon, 212-681-1700

ed@torrenzano.com